Exhibit 10.26

BIOLASE Technology, Inc. 4 Cromwell Irvine, CA 92618

July 1, 2014

Orlando Rodrigues
2970 Carrillo Way
Carlsbad, CA 92009

Re:  Offer of Employment

Dear Orlando,

On behalf of Biolase, Inc. (the “Company”), I am pleased to offer you full-time employment in the regular position of Vice President and Chief Marketing Officer, beginning on July 2, 2014 contingent upon successful completion of background check and pre-employment drug test results, and subject to the following terms and conditions.

Cash Compensation

As a full-time employee in this position you will earn a base salary annualized at $190,000.00 USD (“Base Salary”).

After six months of employment (January 2, 2014), the Company will re-evaluate your base pay if you have performed above expectations for the first six months.

Bonus Compensation Structure

You shall be eligible for bonuses during your employment with the Company, as follows:

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A signing bonus of $25,000.00 will be paid in one lump sum in a separate check on the next regularly scheduled pay date after you start employment with the Company.  The signing bonus is taxable, and all regular payroll taxes will be withheld.  In the event that you leave the Company, voluntarily or terminated for-cause, within 12 months of your date of hire, you will be responsible for reimbursing the Company for the entire signing bonus.  By your signature on this employment agreement, you authorize the Company to withhold this amount ($25,000.00) from any severance and other final pay you receive upon termination of employment.

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An annual discretionary bonus, targeted at 25% of your annual Base Salary, will be paid to you based on your performance and revenue generated.  The amount, terms and conditions of this annual bonus will be determined by the Chief Executive Officer, or his/her designee.

Benefits

You shall be eligible to participate in all of the employee benefits and benefit plans that the Company generally makes available to its full-time regular employees effective July 1, 2014.  This includes group health plans, life, disability and AD&D insurances, dental, a 401k Plan, a Section 125 Plan, and paid time off.  Detailed information about the benefits presently available will be provided to you on your first day of employment.

In the event you are let go by the Company for any reason other than cause, the Company will pay the three months of Salary and cover your COBRA expenses for the same time period.  Three months of Base Salary will be paid in a lump sum upon termination.  Your COBRA expenses will be paid over three months.

Equity

After commencement of your employment, it will be recommended to the Company’s Board of Directors (the “Board”) that you be granted a stock option to purchase 150,000 shares of the Company’s common stock under the Company’s stock option plan at an exercise price determined by the Board.  The option will be evidenced by a standard stock option agreement that will require Compensation Committee approval, subject to the terms and conditions of that agreement and the stock option plan under which the option is granted.  Such terms and conditions will include, but not be limited to, vesting and pre-requisites for exercising the option.

Tel 888.424.6527 / 949.361.1200 · Fax 949.273.6688 · www.biolase.com · Nasdaq: BLTI

Orlando Rodrigues
2970 Carrillo Way
Carlsbad, CA 92009

Vesting under the plan will occur over four years from the grant date beginning after one year of service and monthly thereafter.

Acceleration of vesting on a double-trigger change of control (“COC”):  After a COC, if your employment is terminated or if your responsibilities are significantly diminished (e.g. transferred to Product Manager), or if you are required to relocate more than 50 miles away, your remaining un-vested options will become fully vested.

“At Will” Employment

Employment with the Company is “at-will”.  This means that it is not for any specified period of time and can be terminated by you or by the Company at any time, with or without advance notice, and for any or no particular reason or cause.  It also means that your job duties, title, responsibilities, reporting level, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed with or without notice at any time in the sole discretion of the Company.  This “at-will” nature of your employment shall remain unchanged during your tenure as an employee, and may only be changed by an express written agreement that is signed by you and by the Company’s Chief Executive Officer.

Full-time Services to The Company

The Company requires that, as a full-time employee, you devote your full business time, attention, skills and efforts to the tasks and duties of your position as assigned by the Company.  If you wish to request consent to provide services (for any or no form of compensation) to any other person or business entity while employed by the Company, please contact the Company’s Chief Executive Officer.

Conditions

This offer, and any employment pursuant to this offer, is conditioned upon the following:

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Your ability to provide satisfactory documentary proof of your identity and right to work in the United States of America on your first day of employment.  Enclosed is the INS Form 1-9, Employment Eligibility Verification, the second page of which includes a description of acceptable documentary proof.

•	Your signed agreement to, and ongoing compliance with, the terms of the enclosed Proprietary Information Agreement without modification.
•	Your signed agreement to, and ongoing compliance with, the terms of the enclosed Arbitration/ Mediation Agreement without modification.
•	Your consent to, and results satisfactory to the Company of, reference, drug test and background checks.
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Your return of the enclosed copy of this letter, after being signed by you without modification, to Ashley Rodgers, the Company’s Human Resources Manager no later than July 18, 2013, after which time this offer will expire.

By signing and accepting this offer, you represent and warrant that:  (i) you are not subject to any pre‑existing contractual or other legal obligation with any person, company or business enterprise which may be an impediment to your employment with, or your providing services to, the Company as its employee; and (ii) you have not and shall not bring onto Company premises, or use in the course of your employment with the Company, any confidential or proprietary information of another person, company or business enterprise to whom you previously provided services.

Entire Agreement

If you accept this offer, and the conditions of this offer are satisfied, this letter and the written agreements referenced in this letter shall constitute the complete agreement between you and the Company with respect to the initial terms and conditions of your employment.  Any representations, whether written or oral, not contained in this letter or contrary to those contained in this letter, that may have been made to you are expressly cancelled and superceded by this offer.  Except as otherwise specified in this letter, the terms and conditions of your employment pursuant to this letter may not be changed, except by a writing issued by Human Resources.

Orlando Rodrigues
2970 Carrillo Way
Carlsbad, CA 92009

We all feel that you can play a very important role and be a great asset at Biolase.  If you accept this offer, please date and sign below, on the enclosed copy of this letter and return it to Ashley Rodgers, Human Resources Manager.  Please retain the original of this letter for your records.  You should bring your INS Form I-9 required identification and proof of authorization to work with you on your first day of employment.

If you have any questions regarding this offer letter, please feel free to contact Ashley Rodgers at (949) 226-8155.

Sincerely,
Biolase, Inc.

/s/ Jeffrey Nugent

Jeffrey Nugent
Chief Executive Officer

I accept the above offer, and request to begin employment on       7/2      , 2014:

Dated: 7/2 , 2014	/s/ Orlando Rodrigues
Signature

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